Exhibit 99.1

Babcock & Wilcox Announces Results of Its Cash Tender Offers For Two Series of Notes

(AKRON, Ohio – August 15, 2025) – Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) (NYSE: BW) announced today the expiration and results of its previously announced offers to purchase for cash (the “Cash Offers”) up to a maximum $70 million aggregate amount (the “Offer Cap”) of Tender Consideration (as defined below) of the Company’s 8.125% Senior Notes due 2026 (the “February 2026 Notes”) and 6.50% Senior Notes due 2026 (the “December 2026 Notes” and, together with the February 2026 Notes, the “Notes”).

The Cash Offers expired at 5:00 p.m., New York City time, on August 15, 2025 (the “Expiration Time”). As of the Expiration Time, an aggregate principal amount of:

(i) $109,021,800 of the February 2026 Notes were outstanding and an aggregate principal amount of $5,602,000 or approximately 5.14%, of the February 2026 Notes were validly tendered and not validly withdrawn; and

(ii) $103,632,975 of the December 2026 Notes were outstanding and an aggregate principal amount of $2,693,100 or approximately 2.60%, of the December 2026 Notes were validly tendered and not validly withdrawn.

The Company has accepted for payment all Notes validly tendered and not validly withdrawn prior to the Expiration Time pursuant to the settlement procedures described in the Offer to Purchase, dated June 5, 2025.

Requests for documents relating to the Cash Offers may be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent for the tender offer, at (800) 769-4414 (toll-free) or 212-269-5550 (collect). B. Riley Securities, Inc. acted as Dealer Manager for the Cash Offers. Questions regarding the Cash Offers may be directed to B. Riley Securities, Inc. by email at corporateactions@brileysecurities.com or by calling toll-free at (833) 528-1067.

This press release is not an offer to sell, or a solicitation of an offer to buy any of the securities described therein.

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

For more information, contact:

investors@babcock.com

+1-704-625-4944

For holders of Notes, contact:

D.F. King & Co., Inc.

Phone: (800) 769-4414 (toll free)

212-269-5550 (collect)

Media Contact

Ryan Cornell

Public Relations

Babcock & Wilcox

330-860-1345

rscornell@babcock.com